EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
York, PA 17401
Contact:	Jeffrey S. Osman, President and CEO
or	Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY ANNOUNCES RECORD EARNINGS FOR 2005

York, Pennsylvania, February 24, 2006: The York Water Company’s (Nasdaq: YORW) President and CEO, Jeffrey S. Osman, announced today that the Company has achieved yet another all-time high financial performance in 2005. The Company posted the highest ever operating revenues, operating income, earnings and earnings per share. Improved revenues, operating income and earnings are attributed to customer growth and increased rates, which became effective November 9, 2004.

President and CEO Osman reported that the operating revenues of $26.8 million were up 19.1% and that earnings of $5.8 million increased 10.0% compared to 2004.

During the year, the Company incurred over $15.6 million on construction projects, primarily on its water facilities to expand its service territory and serve new customers. During 2005, the Company installed over 150,000 feet of pipe to extend its distribution system.

Operating revenues for the fourth quarter increased $0.6 million or 9.8% over the fourth quarter of 2004. Net income for the fourth quarter decreased $0.045 million or 3.1% compared to the fourth quarter 2004. Decreased earnings during the fourth quarter of 2005 compared to the fourth quarter of 2004 are attributed to increases in wages, the cost of employee benefits and depreciation expense.

	Period Ended December 31
	In 000's (except per share)
	Quarter		Twelve Months
	2005	2004	2005	2004
Water Operating Revenues	$6,669	$6,074	$26,805	$22,504
Net Income	$1,390	$1,435	$5,833	$5,301
Average Number of Common Shares Outstanding	6,922	6,874	6,906	6,625
Basic Earnings Per Common Share	$0.20	$0.21	$0.84	$0.80
Dividends Paid Per Common Share	$0.168	$0.156	$0.636	$0.591